Exhibit 3.37

FIRST AMENDMENT

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

COMMUNITY TELEVISION OF UTAH LICENSE, LLC

This First Amendment to the Limited Liability Company Agreement of Community Television of Utah License, LLC (the “Company”), dated as of June 23, 2015 (this “Amendment”), is made by FoxCo Acquisition Sub, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (the “Act”) pursuant to the Certificate of Formation of the Company, dated as of April 21, 2008 (the “Certificate of Formation”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 21, 2008, and a Limited Liability Company Agreement of the Company, dated as of April 21, 2008, made by the Member (the “Agreement”);

WHEREAS, Jack Rodden, Assistant Treasurer of the Company, as an “authorized person” of the Company, filed a Certificate of Amendment of the Company, dated February 7, 2014 (the “Certificate of Amendment”), with the Secretary of State on February 7, 2014, which certificate reflected a change in the name of the Company from “Community Television of Utah License, LLC” to “KSTU License, LLC”; and

WHEREAS, the Member desires to reflect the aforementioned change in name of the Company in the Agreement pursuant to this Amendment.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, does hereby agree as follows:

1. Amendments.

a. The Preamble of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Limited Liability Company Agreement (the “Agreement”) of KSTU License, LLC (the “Company”) is effective as of June 23, 2015, by and between the Company and FoxCo Acquisition Sub, LLC, a Delaware limited liability company (its “Member”).”

b. The Agreement is hereby further amended by deleting all references to “Community Television of Utah License, LLC” within the Agreement in their entirety and replacing such references with the following: “KSTU License, LLC”.

2. Authorization. Matthew A. Block, as an “authorized person” of the Company within the meaning of the Act, executed, delivered and filed with the Secretary of State the Certificate of Formation, and such execution, delivery and filing of the Certificate of Formation are hereby ratified in all respects. Jack Rodden, Assistant Treasurer of the Company, as an “authorized person” of the Company within the meaning of the Act, executed, delivered and filed with the Secretary of State the Certificate of Amendment, and such execution, delivery and filing of the Certificate of Amendment are hereby ratified in all respects.

3. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

4. Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

5. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

SOLE MEMBER:

FOXCO ACQUISITION SUB, LLC

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Secretary

[Signature Page to Amendment to LLC Agreement – KSTU License, LLC]